Exhibit 99.1

Hercules Technology Growth Capital Announces Renewed and Increased $35 Million Share Repurchase Program

PALO ALTO, Calif.--(BUSINESS WIRE)--February 11, 2010--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today that its Board of Directors has approved a $35 million open market share repurchase program. This program replaces a $15 million repurchase program which expired in November 2009.

Hercules may repurchase common stock in the open market, including block purchases, at prices that may be above or below the net asset value as reported in its then most recently published financial statements. Hercules anticipates that the manner, timing, and amount of any share purchases will be determined by company management based upon the evaluation of market conditions, stock price, and additional factors in accordance with regulatory requirements.

As a 1940 Act reporting company, Hercules is required to notify shareholders of the existence of a repurchase program when such a program is initiated or implemented. The repurchase program does not require Hercules to acquire any specific number of shares and may be extended, modified, or discontinued at any time.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com